EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on August 4, 2022 (the “Effective Date”) by and among ENERGY AND WATER DEVELOPMENT CORP, a Florida corporation (the “Company”), and IRMA VELAZQUEZ DIAZ, an individual residing in the Country of Germany (“Employee”). Capitalized terms used herein are defined in the text.

WHEREAS, the Company and its current and future subsidiaries and Affiliates (as defined below) in which the Company, directly or indirectly, has an interest (such subsidiaries and Affiliates, the “Company Group”) are engaged in providing engineering services as an outsourcing green tech platform, focused on sustainable water and energy solutions; and

WHEREAS, the Company has employed Employee as Chief Operations Officer prior to this Agreement pursuant to an Employment Agreement dated as of January 1, 2012, by and between the Company and Employee summarizing the material terms of her previous employment with the Company to date (the “2012 Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Employee to provide services to the Company Group after the Effective Date, and Employee desires to continue to be employed by the Company after the Effective Date, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby and thereby, the parties do hereby covenant and agree as follows:

1. Term. The term of the Employee’s employment with the Company under this Agreement shall commence on the Effective Date hereof and continue in full force and effect until terminated by either party pursuant to Section 5 below (the “Term”). For the avoidance of doubt, the 2012 Employment Agreement is hereby terminated and of no further force or effect.

2. Duties; Full Time Best Efforts; Conditions.

(a) Duties. During the Term, the Employee shall hold the position of Chief Executive Officer of the Company, and shall have such duties and responsibilities consistent with such position and as the Vice-Chair of the Board of Directors of the Company (the “Board”) shall lawfully determine from time to time subject to the terms and conditions of this Agreement, including without limitation duties, responsibilities, and authorities with respect to the Company Group and their Affiliates. The Employee will report on a regular basis directly to the Board. The Employee shall be required to travel as necessary to perform her duties. For purpose of this Agreement, “Affiliate” means, with respect to the entity or person at issue, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity or person. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

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(b) Full Time; Best Efforts. During the Term, the Employee shall use her best efforts to promote the interests of the Company and shall devote her full business time and efforts to its business and affairs. The regular weekly working time shall be 40 hours. The Employee shall not engage in any other activity which could reasonably be expected materially to interfere with the performance of her duties, services and responsibilities hereunder. The Company recognizes that the Employee has previously maintained and may maintain during the Term other pursuits besides her employment with the Company, including but not limited to educational pursuits or membership on the governing boards of charitable organizations or other entities (to the extent not prohibited by Section 3 hereof), and nothing in this paragraph shall be understood to prohibit such outside activities during the Term, provided that such activities do not materially interfere with the performance of the Employee’s duties hereunder, and provided further that any substantial outside activities shall be disclosed to the Board.

(c) Employment Conditions. The Employee’s employment with the Company is subject to the Employee maintaining a professional and thoroughly ethical approach to all aspects of her duties hereunder. A professional and business-like appearance is also required of the Employee.

3. Compensation; Benefits. The Employee shall be entitled to compensation and benefits as follows:

(a) Base Salary. During the Term, the Employee will receive an annual gross salary of EUR€200,000 (the “Base Salary”), prorated for any partial period of employment and payable in arrears in accordance with the Company’s ordinary payroll policies and procedures for employee compensation not less frequently than semi-monthly.

(b) Signing Bonus. In recognition of the Employee’s previous services to the Company, the Company shall pay the Employee a lump sum cash signing bonus of EUR€28,812.00, less payroll deductions and withholdings, within 30 days of the Effective Date.

(c) Discretionary Bonuses and Other Discretionary Incentive Compensation.

(i)Annual Bonus. Beginning with fiscal year 2022, Employee shall be eligible to receive annual discretionary bonuses in cash (each, an “Annual Bonus”) during each fiscal year of her employment with the Company prorated for any partial period of employment in accordance with this Section to the same extent similarly situated executives of the Company; provided, however, that, notwithstanding any other provision of this Agreement, the Annual Bonus for fiscal year 2022 shall not be prorated. The amount of any Annual Bonus shall be determined by the Board in its sole discretion based on its assessment of Employee’s performance against applicable performance objectives as well as Company performance. Factors such as whether Annual Bonuses are paid, eligibility for Annual Bonuses, when such Annual Bonuses are paid, and the amount of Annual Bonuses are at the sole discretion of the Board. Although the amount of any Annual Bonuses is determined by the Board in its sole discretion, the annual target for Annual Bonuses shall be 100% of Employee’s then-current Base Salary for full achievement of performance goals and objectives as determined by the Board in its sole discretion. Except as provided below in this Agreement, Employee shall not be eligible to receive an Annual Bonus unless she remains employed by the Company through the date on which such Annual Bonus is paid.

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(ii) Annual Equity Award. Employee shall be eligible to receive an annual performance-based equity award under the Company’s then-existing incentive equity plan based on a 3-year graded vesting schedule with an expected target grant date fair value equal to 100% of Employee’s Base Salary (the “Annual Equity Award”). Employee’s entitlement to the Annual Equity Award remains subject to approval by the Board and shall be granted pursuant to, and subject to, the Company’s incentive equity plan (as it may adopt from time to time, the “LTIP”) and a Restricted Stock Agreement or Stock Option Award Agreement, as applicable (each, an “Award Agreement”), in the form established by the Board in its sole discretion, provided that the terms and conditions of any such Award Agreement shall be consistent with the terms and conditions of this Section 3(b)(ii), including without limitation, the vesting schedule thereof.

(d) Benefits. In addition to the benefits otherwise identified specifically in this Agreement, the Employee will be entitled to such reasonable and customary fringe benefits as are generally available to the Company’s employees in positions comparable to that of the Employee, including, but not limited to, participation in any profit sharing plan, health insurance, dental insurance, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance, all in accordance with the terms and conditions of the governing documents for such programs.

(e) Vacation. The Employee shall be entitled to thirty (30) days of vacation per year. All vacation days must be approved in writing by the Board at least ten (10) days prior to use of such vacation. In all other respects, the provisions of the German Federal Vacation Act (BUrlG) shall apply.

(f) Business Expenses; CLE. During the Term, the Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee while performing the Employee’s duties under this Agreement in accordance with the Company’s customary practices for its similarly situated employees, subject to provision by the Employee of documentation reasonably satisfactory to the Company.

(g) Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by Employee and all amounts required to be withheld by applicable federal, state, or local law.

4. Restrictive Covenants. In consideration of the mutual promises contained herein, and to preserve the goodwill of the Company, the Employee agrees as follows:

(a) Legitimate Business Interests. The parties hereto acknowledge and agree that the Company is entitled to protection of its legitimate business interests (both existing and acquired), and the parties agree that these interests include (without limitation) the Company Group’s trade secrets (as defined by Florida Statutes §688.002(4)), marketing plans; business strategies; confidential business and professional information; and substantial relationships with existing or specific prospective customers, and referral sources. The parties further agree that the Company has a legitimate business interest in its employees who are an integral part of the business and a valuable resource due to the Company’s substantial investment in, and training of, its employees. The parties further agree that Company has a legitimate business interest in customer and referral source goodwill associated within the Restricted Area.

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(b) Reasonableness and Necessity of Restrictive Covenants. The Employee has carefully read, reviewed, and considered the provisions of this Agreement and the Restrictive Covenants, and having done so, stipulates and agrees that the understandings and restrictions set forth in the Restrictive Covenants and this Agreement are fair and reasonable, and are reasonably necessary for the protection of the interests of the Company Group. The parties acknowledge that legitimate business interests of the Company Group can be protected under applicable Florida law with respect to covenants like the Restrictive Covenants.

(c) Non-Solicitation/Non-Acceptance. The Employee covenants and agrees that, for and during the Restricted Period, the Employee shall refrain from and shall not, directly or indirectly, on behalf of herself or another Person (whether as an independent contractor, employee, consultant, agent, partner, owner, joint venturer, or otherwise):

(i) (A) solicit, counsel, induce, persuade, or entice (or attempt to do any of the foregoing) any Person that the Employee knows or reasonably should know is a Customer, regardless of such Person’s location, to terminate or cease any business relationship with the Company Group, to reduce any business relationship with the Company Group, to reduce any patronage with the Company Group, to divert business-related opportunities away from the Company Group to any other Person(s), and/or to commence a similar business relationship with any other Person (B) accept, with or without solicitation, any business from any Person that the Employee knows or reasonably should know is a Customer, or (C) provide goods or services to any Person that the Employee knows or reasonably should know is a Customer; or

(ii) solicit, counsel, induce, persuade, or entice (or attempt to do any of the foregoing) any employee or independent contractor of the Company Group to terminate or cease any business relationship with the Company Group, to leave the employ of, or terminate a contractual or business relationship with, the Company Group for any reason whatsoever, or offer such employee or independent contractor employment with anyone, or otherwise hire or engage the services of any employee or independent contractor, on behalf of herself or any other Person; or

(iii) solicit, counsel, induce, persuade, or entice (or attempt to do any of the foregoing) any Person that the Employee knows or reasonably should know is a referral source of the Company Group, regardless of such Person’s location, to refer any Person directly or indirectly to any other Person other than the Company, to terminate any business relationship with the Company Group, and/or to commence a similar business relationship with any other Person, regardless of whether such other Person is engaged in any part of the business of the Company Group; or

(iv) order or purchase goods or services from any Vendor of the Company Group through any Person other than the Company Group if (A) such orders or purchases are likely to interfere with ability of the Company to secure goods or services from such Vendor, or (B) such good or services are to be provided in competition with the Company Group’s business, as such business now exists or as it may exist from time to time during the Restricted Period.

For purposes of this Agreement, the Employee acknowledges that informing existing Customers that the Employee is or may be terminating her employment with the Company prior to the expiration or termination of the Employee’s employment with the Company shall be deemed to constitute prohibited solicitation under this Agreement.

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(d) Non-Competition. The Employee covenants and agrees that, for and during the Restricted Period and in the Restricted Area, the Employee shall refrain from and shall not, directly or indirectly, on behalf of herself or through another Person (in any capacity) organize, plan, own, manage, operate, control, be employed by, act as an agent or independent contractor for, consult with, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is engaged in, or is in competition with, the business of the Company Group, as such business now exists or as it may exist from time to time during the Restricted Period. The foregoing notwithstanding, Employee may, without violating this Agreement, (i) serve as an officer or director of any civic or charitable organization, (ii) passively own securities in publicly traded companies if the aggregate amount owned by her and all family members and Affiliates does not exceed 3% of any such company’s outstanding securities, and (iii) passively invest her personal assets in such form or manner as will not require any services by Employee in the operation of the entities in which such investments are made.

(e) Confidentiality; Non-Disclosure; Company Property; Inventions; Other Matters.

(i) Acknowledgment of Confidential Information. The Employee acknowledges that the Company has invested and will continue to invest substantial resources into the Company’s business, and that such investment has or will result in the generation of proprietary, confidential and/or trade secret information and materials, tangible and intangible, owned by the Company. The Employee acknowledges that the Confidential Information used by or obtained in the Company’s business are secret, confidential, unique and valuable; that the same are important and affect the effective and successful conduct of business by the Company; that such Confidential Information must be kept strictly confidential and treated as secret; and that unauthorized use or disclosure of any of these items to any Person other than the Company’s officers, directors, agents, or authorized employees will cause the Company and/or its Customers irreparable harm and injury. The Employee recognizes and acknowledges that Confidential Information constitutes valuable, secret, special, and unique assets of the Company. The Employee acknowledges and agrees that it is not practical, and shall not be necessary, to mark such information as “confidential” or “proprietary”, nor to transfer it by confidential envelope or communication, in order to preserve the confidential nature of the information. The Employee agrees that the Company has a legitimate business interest (as defined in Florida Statutes §542.335) in all of its Confidential Information, regardless of whether a court determines that any of the Confidential Information is not a trade secret.

(ii) Non-Disclosure of Confidential Information. The Employee agrees that during the Restricted Period, and except as required in the performance of her obligations hereunder, the Employee shall not, directly or indirectly:

(A)Divulge, disclose, transmit, make known to, or communicate (or attempt to do any of the foregoing) to any Person, in any manner whatsoever, any Confidential Information of the Company Group; or

(B)Use or attempt to use, or provide for use by another Person, in any manner whatsoever, any Confidential Information of the Company Group for the benefit of the Employee or any other Person other than the Company; or

(C)Copy, store, use, backup, or duplicate (or attempt to do any of the foregoing), in any manner whatsoever and in whatever medium, any Confidential Information of the Company Group.

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(iii)Ownership and Return. All Confidential Information furnished to the Employee by the Company, used by the Employee on its behalf or on behalf of another (both of which shall have been with the express written consent of the Company), or generated or obtained by the Employee during the course of the Employee’s employment with the Company, shall be and remain the property of the Company. The Employee shall be deemed the bailee thereof for the use and benefit of the Company and shall safely keep and preserve such property. The Employee acknowledges that this Confidential Information is confidential and proprietary and is not readily accessible to the Company’s competitors. Upon termination or expiration of the Employee’s employment with the Company, for any reason, the Employee shall immediately return and deliver to the Company or its authorized representative(s), all such Confidential Information, including all copies (in any form whatsoever, whether in tangible, intangible, electronic, magnetic or other form). The Employee further agrees that within 24 hours after termination of this Agreement, the Employee shall delete from all electronic devices, including without limitation, cell phones, iPads, tablets, laptops, and computers all Confidential Information and Company Property. During the term of the Employee’s employment with the Company, and at any time after the termination or expiration of the Employee’s employment with the Company, for any reason, the Employee agrees to sign any additional documents and take any other actions the Company may reasonably request to register or otherwise provide evidence of the Company’s ownership of Company Property.

(v)Inventions and Intellectual Property. The Employee agrees that any Invention or patentable or copyrightable material that the Employee conceives, develops, or creates in the scope of providing services for the Company will become and shall remain Company Property and be considered “work-for-hire” for the Company’s benefit. The Employee agrees that the Company has the exclusive right to use any Invention or patentable or copyrightable material that the Employee conceives, develops, or creates in the scope of providing services for the Company. Within twenty (20) days of the date of this Agreement, the Employee agrees to provide the Company with a written list describing any Invention or patented or copyrighted material that the Employee currently owns relating in any way to the Company’s business. The Employee agrees to grant the Company a license, free of cost, to use any such Invention or patented or copyrighted material that are not included on this list. If the Employee conceives any Invention during the scope of providing services for the Company that relate to the services being performed for or on behalf of the Company Group or the Company’s business, in any way, the Employee shall provide the Company with a written description of that Invention so that the Company may determine whether that Invention is Company Property.

(f) Rights and Remedies Upon Breach of Restrictive Covenants. If the Employee breaches, or threatens to commit a breach of, the Restrictive Covenants, the Company shall have the right to have this Agreement specifically enforced or to have any actual or threatened breach thereof enjoined by a court having competent jurisdiction, in addition to any and all other remedies. It is further expressly understood that and stipulated that a violation of the Restrictive Covenants by the Employee will inherently result in irreparable harm to the Company Group. The Employee agrees that damages at law will be an insufficient remedy to the Company if the Employee violates the terms of the Restrictive Covenants, and the Employee hereby waives any adequate remedy at law defense and failure or lack of consideration defense to the remedy of injunctive relief. The Employee covenants and agrees that the obligations contained herein shall be extended by the length of time which the Employee shall have been in breach of any of said provisions. If the Employee breaches this Agreement including the terms of the Restrictive Covenants, the Employee agrees to pay to the Company all costs incurred by the Company as a result of such breach, including reasonable attorney’s fees and court costs prior to litigation, at trial, in bankruptcy and on appeal, if applicable.

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(g) Enforcement. The Employee and the Company desire that the Restrictive Covenants be enforced to the fullest extent permissible under the laws and public policies of the State of Florida. The Employee acknowledges and confirms that enforcement of the Restrictive Covenants shall not impair her ability to earn a livelihood. The Employee acknowledges that the Restrictive Covenants are reasonable. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Employee under this Agreement are unreasonable or unenforceable because of duration or otherwise, the Employee and the Company agree and intend that the court shall enforce the Restrictive Covenants to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of this Agreement and substitute therefor different provisions to effect the intent of the Restrictive Covenants to the maximum extent possible.

(h) Construction. The Restrictive Covenants shall be construed in favor of providing reasonable protection to the Company’s legitimate business interests. The Employee agrees that the Restrictive Covenants contained herein are appropriate and reasonable when considered in light of the nature and extent of the Company’s business and the Employee’s employment. The Restrictive Covenants shall be construed as agreements independent of any other provision in any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company Group of the Restrictive Covenants.

(i) Considerations of the Restrictive Covenants. The Employee acknowledges and understands that but for the Employee’s execution of this Agreement and the agreement to the Restrictive Covenants, the Company will/would not employ, or continue to employ, the Employee which, together with any compensation paid by the Company, the Employee considers sufficient consideration for the execution of this Agreement.

(j) Termination or Expiration of Employment. The termination or expiration of the Employee’s employment with the Company, for any reason, shall not release or be deemed to release the Employee from any of obligations under this Agreement, all of which shall remain in full force and effect.

(k) Notice to Subsequent Employer/Contractor. The Employee shall fully disclose the terms of this Agreement to any Person with whom the Employee is employed or to which the Employee renders services after termination or expiration of her employment with the Company, for any reason, until such time as all of the Employee’s obligations hereunder have been fully performed. The Employee further agrees to make such disclosure prior to performing any services for such Persons. The Employee further agrees that the Company may provide, within its sole discretion, copies of part or all of this Agreement to any future employer of or party contracting with the Employee or otherwise make provisions of this Agreement known to such employer or contracting party until such time as the Employee has fully performed all obligations hereunder. The Employee waives any right to assert any claim for damages against the Company or any owner, officer, director, member, manager, shareholder, employee, attorney or agent of the Company arising from disclosure of the terms of this Agreement.

(l) Protected Activities. Nothing in this Agreement is intended to, or does, prohibit Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected concerted activities (such as discussing information about the terms, conditions, wages, and benefits of employment with other employees or third parties for the purpose of collective

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bargaining or other mutual aid or protection of employees); (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Employee understands that she shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee likewise understands that, in the event she files a lawsuit for retaliation by the Company for reporting a suspected violation of law, she may disclose the trade secret(s) of the Company or the Company Group to her attorney and use the trade secret information in the court proceeding, if she (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or the Company Group applicable to Employee (i) impedes her right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires her to provide any prior notice to the Company or the Company Group or obtain their prior approval before engaging in any such communications.

(m) Definitions. For purposes of this Agreement:

(i) “Company Property” means the Company Group’s assets and properties, including (without limitation) any and all Confidential Information, Inventions, equipment, samples, contracts, charts, logs, brochures, building information, Customer records, policies and procedures, cell phones, pagers, smartphones, MP3 and other audio players, DVD and other video players, automobiles, directories, software, or any other materials, purchases, printouts, reports, files, computer program source and object codes, drawings, blueprints, specifications, manuals, letters, instruments, furniture, fixtures, office equipment and stationery, furnishings, and any other property, materials or information furnished, made, or obtained by the Company, together with all copies thereof.

(ii) “Confidential Information” includes (without limitation) any and all information, in whatever form or medium, concerning any matters or affairs affecting or relating to the business of the Company Group, including (without limiting the generality of the foregoing): (a) the identity of any Customers, Customer lists (current and prospective) and lists of existing and prospective Persons with whom the Company Group has or contemplates business relationships, account records, sales prospect lists, Customer data, Customer product/service needs, and other confidential Customer data, contract terms and prospective contract terms with existing and prospective Customers, accounts and other Persons with whom the Company Group has or contemplates business relationships; (b) trade secrets (as defined by Florida Statutes §688.002(4)); (c) prices obtained for the rendering of services and sales of products; (d) manner of operation; (e) accounts, records, manuals, lists, blanks, forms, materials, supplies, plans, books, processes, notes, notebooks, or other data; (f) memoranda, computer reports, computers and related peripherals, computer software and designs, computer programs and manuals, computer records, other confidential technical data and other confidential research data, including without limitation, specifications, design data, technical reports and user manuals, production methods and techniques; (g) pricing and cost information related to the Company’s Group’s business, price lists, products costs, costs of services, pricing, methodology, vendors/suppliers data, purchasing

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information, the employee lists, employee data; (h) operational manuals and methods, marketing plans, business strategies, financial information, procedures manuals and systems documentation; (i) marketing techniques, plans, and know-how; (j) coding systems and processes; (k) networking concepts and processes; (l) existing and prospective geographic locations; and (m) other business information, financing strategies and practices, training and operational procedures, strategies, methodologies and processes which are not generally and lawfully known of public record, public domain or by third parties; all without regard to whether any or all of the foregoing matters will be deemed confidential, material, or important, the parties hereto stipulating that as between them, the same are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Company Group, and the Company Group’s goodwill.

(iii) “Customer” means an existing or prospective client, customer, or patron of the Company Group. As used in this definition, “existing” means any Person to which the Company Group has, during the term of the Employee’s employment with the Company or at any time within the twenty-four (24) month period immediately preceding the termination or expiration of the Employee’s employment with the Company, for any reason, (a) agreed to provide goods or services, or (b) provided goods or services. As used in this definition, “prospective” means any Person to which the Company Group has submitted, during the term of the Employee’s employment with the Company or at any time within the twenty-four (24) month period immediately preceding the termination or expiration of the Employee’s employment with the Company, for any reason, a documented oral or written proposal to provide goods or services.

(iv) “employee” or “employees” means any Person employed by the Company Group, whether such Person is a full-time employee, part-time employee, leased employee, or independent contractor.

(v) “Invention” means any discovery, whether or not patentable, including but not limited to any useful process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which the Employee has a reasonable basis to believe may be new.

(vi) “Person” includes, without limitation, a natural person and any corporation, company, organization, unincorporated association or business, limited liability company, firm, entity, business trust, real estate investment trust, common law trust or other trust, general partnership, limited partnership, limited liability partnership, limited liability limited partnership, joint venture, two (2) or more persons having a joint or common economic interest (including, without limitation, husband and wife owning their interest as tenants by the entireties), any state, local, federal or foreign government, government subdivision, agency or instrumentality, or any domestic or foreign entity that is formed pursuant to the provisions of applicable law, or other entity.

(vii) “Restricted Area” means the State of Florida.

(viii) “Restricted Period” means for and during the term of the Employee’s employment with the Company, and for a period of two (2) years following termination or expiration of the Employee’s employment with the Company, for any reason.

(ix) “Restrictive Covenants” means each and all of the following restrictive covenants set forth in Section 4 of this Agreement: the non-solicitation/non-acceptance covenants contained in Section 4(c) of this Agreement, the non-competition covenants contained in Section 4(d) of this Agreement, and the confidentiality, non-disclosure, Company Property, and Inventions covenants in Section 4(e) of this Agreement.

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(x) “Vendor” means any Person from which the Company Group has purchased EUR€1,000 or more in goods or services during the fiscal year immediately preceding the year in which the Employee’s employment with the Company terminated or expired, for any reason.

5. Termination.

(a) Termination for Cause. The Employee’s employment with the Company may be terminated for Cause at any time. As used herein, “Cause” shall mean (i) the Employee’s indictment for, conviction of, or plea of guilty or nolo contendere to (A) a felony or (B) any crime involving dishonesty, fraud, or moral turpitude, (ii) a substantial and continued failure by the Employee to perform her regularly assigned duties or the specific directives of the Board diligently and in a manner consistent with prudent business practice (provided such directives are lawful and consistent with the Employee’s duties under this Agreement), which is not cured (if curable) within fifteen (15) days after actual receipt of written notice thereof from the Board to the Employee, or (iii) a substantial violation of the written policies and procedures of the Company, which is not cured (if curable) within fifteen (15) days after actual receipt of written notice thereof from the Company to the Employee. The Employee shall also have the right to voluntarily resign from the Company at any time, provided she has provided three (3) months’ prior written notice to the Company of such resignation (which notice period may be waived by the Company in its absolute discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Employee, and the Company shall pay the Employee her Base Salary during the three (3) month notice period).

(b) Death; Inability to Perform. This Agreement shall terminate immediately if the Employee dies and may be terminated upon notice to the Employee by the Company of her Inability to Perform (as defined below). If Employee’s employment hereunder shall terminate on account of her death or Inability to Perform (as defined below), then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee (or Employee’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Obligations (as defined below). “Inability to Perform” shall be deemed to occur when: (i) Employee receives disability benefits under the Company’s applicable long-term-disability plan; or (ii) the Board, upon the written report of a qualified physician designated by the Company or its insurer, has determined in its sole discretion (after a complete physical examination of Employee at any time after she has been absent for a period of at least 90 consecutive calendar days or 120 calendar days in any 12-month period) that Employee has become physically or mentally incapable of performing her essential job functions with or without reasonable accommodation as required by law.

(c) Termination Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing three (3) months’ advance written notice to Employee that the Company is terminating the Agreement without Cause. The Employee may terminate this Agreement without Good Reason upon three (3) months’ advance written notice to the Company.

(d) Termination By Employee with Good Reason. Employee shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Employee’s consent: (i) a material diminution in Employee’s Base Salary, duties, responsibilities, or authorities; (ii) a requirement that Employee report to an officer or employee other than the Board; (iii) a material relocation of Employee’s primary work location more than 50 miles away from the Company’s corporate headquarters; (iv) any

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other action or inaction by the Company that constitutes a material breach of its obligations under this Agreement. To exercise her right to terminate for Good Reason, Employee must provide written notice to the Company of her belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(e) Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of Employee’s death, the date of death, (ii) if this Agreement is terminated because of Employee’s Inability to Perform, the date the Company notifies Employee of the termination, and (iii) if this Agreement is terminated by the Company for Cause, by the Company without Cause, by Employee for Good Reason, or by Employee without Good Reason, the applicable effective date of such termination set forth in the required notice of such termination.

(f) Survival. Any expiration or termination of this Agreement shall be without prejudice to (i) the accrued rights of the parties existing on the date of such expiration or termination, and (ii) the continuation in force of all provisions of this Agreement which by their nature are intended to survive such termination, including, but not limited to, provisions relating to indemnities, warranties, and confidentiality.

6. Payments and Benefits Due Upon Termination of Agreement.

(a)Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to Employee under this Agreement, except for (i) payment to Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, and all earned but unpaid Annual Bonus due as of the Termination Date, (ii) provision to Employee, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Termination Date, (iii) payment to Employee of any accrued unused vacation owed to Employee as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to Employee of any approved but un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.

(b)Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with Section 5(a) of this Agreement) or by Employee resigning her employment for Good Reason in accordance with Section 5(d), the Company shall have no further obligation to Employee under this Agreement, except the Company shall provide the Accrued Obligations to Employee in accordance with Section 6(a) plus the following payments and benefits (collectively, the “Separation Benefits”) to Employee: (i) an amount equal to three times the sum of the Base Salary in effect immediately before the Termination Date plus the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (or if Employee was employed for less than one full fiscal year prior to the Termination Date, the Annual Bonus for purposes of this Section 6 shall be the Annual Bonus payable during the current fiscal year at the target amount provided above) (together, the

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“Separation Pay”); and (ii) during the six-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s group heath insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after she becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The Separation Pay shall be paid to Employee in a lump sum within 60 days of the Termination Date; provided, however, that no Separation Pay shall be paid to Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any COBRA reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by Employee.

For the avoidance of doubt, Employee shall not be entitled to the Separation Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; or (iv) by Employee without Good Reason.

(c)Impact of Termination of Employment on Annual Equity Awards. Notwithstanding any other provision of this Agreement, the treatment of Employee’s Annual Equity Awards, and any other awards received by Employee during the Term pursuant to the LTIP, upon termination of Employee’s employment with the Company shall be exclusively governed by the terms and conditions of the LTIP and/or the applicable Award Agreement.

7. Payments and Benefits Due Upon Certain Change-in-Control Events. The parties acknowledge that Employee has entered into this Agreement based on her confidence in the current stockholders of the Company and the support of the Board. Accordingly, if the Company should undergo a Change in Control the parties agree as follows:

(a)Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(i) “Change in Control” means, except as otherwise provided in an award agreement or an employment agreement between the Company or its Affiliate and the Employee, the occurrence of any of the following events after the Effective Date:

A.A “change in the ownership” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

B. A “change in the effective control” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), whereby either (A) any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

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C. A “change in the ownership of a substantial portion” of the Company’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), whereby any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

The preceding provisions of this Section 7(a)(i) are intended to merely summarize the provisions of Treasury Regulation § 1.409A-3(i)(5) and, to the extent that the preceding provisions of this Section do not incorporate fully all of the provisions (or are otherwise inconsistent with the provisions) of Treasury Regulation § 1.409A-3(i)(5), then the relevant provisions of such Treasury Regulation shall control. Notwithstanding the foregoing, a Change of Control shall not include the IPO or a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii)“CIC Effective Date” means the date upon which a Change in Control occurs.

(iv)“Code” means Internal Revenue Code of 1986, as amended from time to time.

(b)Change-in-Control Benefits. If Employee is employed by the Company on the CIC Effective Date and this Agreement is terminated on or before the six-month anniversary of the CIC Effective Date by the Company without Cause in accordance with Section 5(d) or by Employee for Good Reason in accordance with Section 5(e), then the Company shall have no further obligation to Employee under this Agreement or otherwise, except the Company shall provide Employee with the Accrued Obligations in accordance with Section 6(a) plus the following payments and benefits (collectively, the “Change-in-Control Benefits”) in lieu of any Separation Benefits that may otherwise be due under Section 6(b): (i) an amount equal to 400% of the Base Salary in effect immediately before the Termination Date plus 400% of the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (until the Annual Bonus for fiscal year 2022 is determined, the Annual Bonus for purposes of this Section 7 shall be calculated based on fiscal year 2021 as provided above, and thereafter shall be the Annual Bonus determined for fiscal year 2022 or the Annual Bonus received by Employee for any future fiscal year) (together, the “CIC Pay”); and (ii) during the 6-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for herself and her eligible dependents under the Company’s group health insurance plan pursuant to COBRA or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after he becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after the Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The CIC Pay shall be paid to the Employee in a lump sum within 60 days of the Termination Date; provided, however, that no CIC Pay shall be paid to the Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by the Employee.

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For the avoidance of doubt, Employee shall not be entitled to the Change-in-Control Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; or (iv) by Employee without Good Reason.

8. Parachute Payment Limitation. Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Code), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Board in its sole discretion and such determination shall be conclusive and binding on Employee; provided, however, that any such reduction shall be made in the manner that is most beneficial to Employee. If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company Group used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

9. Conditions on Receipt of Separation Benefits and Change-of-Control Benefits.

(a)Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Employee of the Separation Benefits or the Change-of-Control Benefits, as applicable, is subject to the conditions that (i) the Employee fully complies with all applicable Restrictive Covenants; and (ii) within 55 days after the Termination Date, the Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which she has or may have against the Company, the Company Group, and their Affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Employee has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.

(b)Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Employee shall be entitled to the Separation Benefits or the Change-of-Control Benefits, as applicable, only if the termination of this Agreement constitutes Employee’s “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).

10. Notices. All notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or electronic transmission (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in her office), the records of the Person

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delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s electronic transmission showing that such communication was sent to the appropriate email address on a specified date, if sent by electronic transmission. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days’ prior notice:

If to the Company:	ENERGY AND WATER DEVELOPMENT CORP 30522 7901 4th St. N., Suite 4174 St. Petersburg, Florida 33702 Attn: Human Resources Email: jobs@energy-water.com

If to the Employee:

to the Employee’s home address listed in the Company’s personnel records

11. Code Section 409A.

(a)Code Section 409A. The parties intend for all payments provided to Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. In addition, and without limiting the generality of the foregoing, it is the intent of the parties that the Severance Pay, CIC Pay, and COBRA benefits set forth in Sections 7 and 8 of this Agreement be exempt from Code Section 409A as “short-term deferrals,” as “involuntary separation pay,” or under any other 409A exemption that may be applicable. The provisions of this Agreement shall be interpreted in a manner consistent with the foregoing intents. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

(b)Specified Employee Postponement. Notwithstanding the previous Section or any other provision of this Agreement to the contrary, if the Company or an Affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and Employee is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of Employee’s death or (ii) the date that is six months and one day after Employee’s Separation from Service. The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.

(c)Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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12. Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on her, including accelerated taxation, a 20% additional tax, and interest. Employee therefore has the right, and is encouraged by this Section, to consult with a tax advisor of her choice before signing this Agreement. Employee is also encouraged by this Section to consult with an attorney of his choice before signing this Agreement.

13. Representations of Employee. Employee represents and warrants that (a) she has not previously assumed any obligations inconsistent with those in this Agreement; (b) her execution of this Agreement, and her employment with the Company, shall not violate any other contract or obligation between Employee and any former employer or other third party; and (c) during the Term, she shall not use or disclose to anyone within the Company any other member of the Company Group any proprietary information or trade secrets of any former employer or other third party. Employee further represents and warrants that she has entered into this Agreement pursuant to her own initiative and that the Company did not induce her to execute this Agreement in contravention of any existing commitments. Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

14. Cooperation. The parties agree that certain matters in which Employee will be involved during the Term may necessitate Employee’s cooperation in the future. Accordingly, following the termination of Employee’s employment for any reason, to the extent reasonably requested by the Board, Employee shall cooperate with the Company in connection with matters arising out of Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Employee’s other activities. The Company shall reimburse Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that Employee is required to spend substantial time on such matters as determined by the Board in its sole discretion, the Company shall compensate Employee at an hourly rate based on Employee’s Base Salary on the Termination Date.

15. Indemnification. The Company shall indemnify and hold the Employee harmless, and defend the Employee at the Company’s expense, from and against any and all actions, claims, charges, damages, liabilities, expenses (including attorney’s fees) and judgments, relating to any claim, charge, demand, administrative complaint or suit which is made, filed or prosecuted against the Employee on account of any act or omission by the Employee (including except as otherwise set forth below any negligent or allegedly negligent act or omission by the Employee) relating to the performance of her duties for the Company or any act or omission by her in furtherance of her employment with the Company or the interest or affairs of the Company; provided, however, that such act or omission shall not ultimately be determined to involve the gross negligence or willful misconduct of the Employee and shall have been taken in the good faith performance of her duties as an employee of the Company or in the course of any act or omission of the Employee in good faith in furtherance of her employment with the Company or the interests or affairs of the Company. Any amounts paid to the Employee by the Company under this Section shall be repaid by the Employee in the event that the Employee is ultimately determined not to have been entitled to such payment hereunder. The Company’s obligations pursuant to this Section shall survive termination of this Agreement.

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16. Miscellaneous.

(a) This Agreement may be amended only by a writing signed by each of the parties.

(b) This Agreement may not be assigned by the Employee, but may be assigned by the Company to an Affiliate or in connection with a sale of all or a portion of the Company’s assets and/or business. If the Company or its assets and business or any portion thereof is purchased by any person or entity, or the Company is merged or consolidated with another corporation or is reorganized or recapitalized, the Employee shall continue to be bound pursuant to mandatory local law and the terms of this Agreement, including but not limited to the Restrictive Covenants, for the benefit of the Company’s successor or assignee. The Employee hereby specifically and expressly consents to such assignment or other transaction by the Company and the continuation in force of the Employee’s obligations under this Agreement following such assignment or other transaction, and the Employee agrees to the enforcement of this Agreement by the Company’s successor or assignee.

(c) This Agreement may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument.

(d) This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters, including without limitation, any other agreement or policy relating to severance or similar benefits that would be payable to Employee upon termination of employment with the Company. Employee acknowledges and agrees that the Company has not made any promise or representation to her concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, she is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on her own judgment and her legal and tax advisors, if any. Notwithstanding anything to the contrary in this Section, nothing in this Agreement shall impair or otherwise limit Employee’s rights and/or the Company’s obligations under any indemnification agreement by and between the Company and Employee that may be entered into during the Term.

(e) Except with respect to Section 4 of this Agreement, which shall be governed and interpreted in accordance with the laws of the State of Florida without regard to its conflict-of-laws principles, in the event of any dispute arising under this Agreement, it is hereby agreed and acknowledged that the laws of Germany will govern the interpretation, validity and effect of this agreement, without regard to the place of execution or the place of performance thereof. Place of venue shall be Hamburg, Germany. Both parties hereby submit and consent to the jurisdiction of such courts and hereby irrevocably waive (a) any objection which the parties may now or hereafter have to the laying of venue in such courts, and (b) any claims that such actions brought in such court have been brought in an inconvenient forum.

(f) Each member of the Company Group and their Affiliates is an intended third-party beneficiary of the Restrictive Covenants set forth herein, and the Employee agrees to the enforcement of such Restrictive Covenants by each such entity. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

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(g) Except for the payment of cash compensation required hereunder, no party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) control including, without limitation, the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, hurricane, epidemics, pandemics or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order, law, or actions, including but not limited to shelter-in-place, stay-at-home and quarantine orders; (e) embargoes, or blockades in effect on or after the date of this Agreement; (f) national or regional emergency, including COVID-19; (g) any other events or circumstances beyond the control of the Impacted Party.

(h) This Agreement is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The waiver by a party of any breach or violation of any provision of this Agreement will not operate or be construed a waiver of any subsequent breach or violation hereof. If any provision hereof shall be prohibited or invalid under an applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provision of this Agreement.

(i) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

[signature page follows]

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SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

ENERGY AND WATER DEVELOPMENT CORP.

By:	/s/ Ralph Hofmeier
Name:	RALPH HOFMEIER
Title:	CTO & Chairman of the Board of Directors

EMPLOYEE:

/s/ Irma Velazquez Diaz
IRMA VELAZQUEZ DIAZ, MSc